Exhibit 99.1

For Immediate Release

Contact:

Hal Mechler

Senior Vice President & CFO

281-490-9652

Imperial Sugar Company Completes Sale of Holly Sugar Subsidiary

Sugar Land, TX—(September 20, 2005)- Imperial Sugar Company (NASDAQ:IPSU) announced today that it has completed the sale of its Holly Sugar Corporation subsidiary to Southern Minnesota Beet Sugar Cooperative, a sugar processing cooperative based in Renville, Minnesota. Funds received totaled $51.1 million, including the purchase price and a preliminary working capital adjustment, but excluding $2.8 million that was placed in escrow for 18 months and an additional $1.0 million escrowed pending the final determination of the working capital adjustment.

Holly Sugar’s primary operations include two beet sugar factories, located in Brawley and Mendota, California, a distribution facility located in Tracy, California and Holly Hybrids, a beet seed processor and marketer located in Sheridan, Wyoming. Holly Sugar, which represented approximately 15% of Imperial’s production capacity, primarily services customers in the industrial and foodservice segments. The Company’s cane refineries located in Savannah, Georgia and Gramercy, Louisiana, which are unaffected by this sale, also service these market segments as well as major retail customers through the Company’s strong Imperial and Dixie Crystal consumer brands, along with numerous private label offerings. Imperial will continue to own the Holly brand, which is sold in certain of its business segments, including to certain retail customers. The buyer acquired rights to the Spreckels brand name.

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In anticipation of the closing of this transaction, Imperial has made a $21.4 million contribution to its defined benefit pension plans, which satisfies most of its funding requirements for 2006 and 2007. It is expected that aggregate cash funding requirements for those years will be reduced by an amount in excess of the contribution just made.

Commenting on the transaction, Robert A. Peiser, Imperial’s president and CEO, said: “This transaction will make our Company even stronger with a greater focus on its value-added cane strategy, less energy dependence, lower seasonal working capital needs and lower cash requirements related to pension funding and capital expenditures. I would like to thank all of our dedicated associates at our Brawley, Mendota, Tracy and Sheridan locations for their dedicated and professional efforts. They will be missed by all of us and we wish them continued success under their new Southern Minnesota ownership.”

Holly’s beet sugar production operations are more energy intensive than cane refining, consuming approximately 45% of Imperial’s natural gas requirement to produce 15% of its output. In addition, approximately 24% of its capital expenditures in the current fiscal year was invested in the beet facilities and a greater percentage was anticipated for next year. Finally, Holly has been the principal source of the Company’s seasonal working capital needs.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future energy costs, future operating results, operating efficiencies, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations, potential cash flow impacts, and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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